NEWS FOR IMMEDIATE RELEASE                          CONTACT: BRIEN M. CHASE, CFO
DECEMBER 3, 2004                                             (304) 525-1600


                 CITIZENS DEPOSIT BANK & TRUST RECEIVES APPROVAL
                        TO MERGE WITH BANK OF GERMANTOWN

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $551 million community bank holding company with six bank subsidiaries, announced that it has received notification from the Federal Reserve Bank of Cleveland (FRB) indicating approval for the merger of two of its subsidiary banks, Citizens Deposit Bank & Trust (Citizens Deposit) in Vanceburg, Kentucky and the Bank of Germantown in Germantown, Kentucky.

The merger, which will be effective on the open of business on Monday, January 3, 2005, will result in a franchise with approximately $110 million in total assets, $92 million in total deposits and $14 million in total capital. Mike Mineer, President of Citizens Deposit commented, "We believe the merger will expand the opportunities for our customers to bank with us while in a larger geographical area. We expect to take advantage of operational efficiencies and reduce our combined operating costs. Including our new location in Maysville, the customers of Citizens Deposit and the Bank of Germantown will have the convenience of 8 branch locations and 8 ATM locations along the Ohio River and Kentucky Route 10 from South Portsmouth to Brooksville. Karen Ravencraft, President of the Bank of Germantown, will become Executive Vice President and Chief Operating Officer of the resulting bank."

"It is my goal to make the merger as seamless as possible for our customers," Ms. Ravencraft said. "Customers will continue to be serviced by the same staff and additional information regarding the merger will be sent via direct mailings. Our combined resources will enable us to take advantage of new technologies and processes emerging in the banking industry."

The approval to merge follows the October 29, 2004 notification of the termination of a Written Agreement dated September 29, 2000 between Citizens Deposit and the FRB. The notification indicated that Citizens Deposit had fully satisfied the provisions of the Written Agreement and that the FRB had terminated that written agreement. Likewise, in a joint letter dated August 9, 2004, the Federal Deposit Insurance Corporation (FDIC) and the Kentucky Office of Financial Institutions (KOFI) indicated that the Bank of Germantown had complied with an agreement between the organizations dated August 21, 2001 and accordingly that agreement was thereby terminated.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.